Exhibit 14.1

JDS UNIPHASE’S CODE OF BUSINESS CONDUCT

INTRODUCTION

It is the policy of JDS Uniphase Corporation (the “Company” or “JDSU”) to conduct its affairs in accordance with all applicable laws and regulations of the countries in which it does business. This Code of Business Conduct (“Code”) applies all of the Company’s employees, officers and directors (collectively referred to as “employees”). This Code is designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to the appropriate person of violations of this policy; and

•	accountability for adherence to this policy.

JDS Uniphase has established these standards for behavior that affects the Company, and employees are expected to pattern their daily performance in compliance with these standards. The Company encourages employees to talk to supervisors, managers, Human Resource representatives or other appropriate personnel when in doubt about the best course of action in a particular situation. Additionally, employees should report violations of laws, rules, regulations or this Code to appropriate personnel. Any employee in or aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

This Code of Business Conduct covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. Other Company policies and procedures provide details pertinent to many of the provisions of the Code and thus employees are expected to be aware of, and to act in accordance with, both this Code and such other policies and procedures at all times. In particular, employees must at all times observe the provisions of the Company’s Policy Regarding Insider Trading and Securities Transactions and its Confidential and Proprietary Information policy. These and other important policies and procedures can be found on Lightsource. Although there can be no better course of action than to apply common sense and sound judgment, employees should not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS

Any request for a waiver of any provision of this Code relating to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller, Operations Controller, and persons performing similar functions, must be obtained from the Company’s Audit Committee. Any other request for a waiver of any portion of this Code must be submitted in writing and directed to the Company’s General Counsel. Changes to this Code may only be made by the Company’s Board of Directors.

CONFLICTS OF INTEREST

A conflict of interest arises any time an employee’s personal interests or activities may influence his or her ability to act in the best interests of the Company. Similarly, a conflict of interest exists when the employee’s loyalties or actions are divided between the Company’s interests and the interests of another person or organization, such as a competitor, supplier, customer, service provider or business partner. All employees must discharge their responsibilities solely on the basis of what is in the best interest of the Company and independent of personal consideration or relationships. Employees also are expected to avoid the potential for and appearance of a conflict of interest. Employees unsure as to whether a certain transaction, activity or relationship constitutes a conflict of interest should discuss it with the Senior Vice President of Human Resources or the General Counsel of the Company.

Employees are cautioned that if an employee or someone with whom an employee has a close relationship (an immediate family member or close companion) has a financial, employment or other relationship with an existing or potential competitor, customer, supplier, service provider or business partner, that relationship also may create a conflict of interest.

While it is not feasible to describe all possible conflicts of interest, some of the more common conflict-creating activities that employees must avoid (unless otherwise specifically permitted in this Code or another Company policy) include the following:

(1)	Accepting personal gifts or entertainment from existing or potential competitors, customers, suppliers, service providers or business partners (other than in connection with ordinary course business development or customer relations activities);

(2)	Engaging in employment or providing other services in competition with the Company;

(3)	Using proprietary or confidential Company information for personal gain or to the Company’s detriment;

(4)	Using Company assets (including, without limitation, the Company’s name, reputation or goodwill) or labor for personal use or benefit;

(5)	Directly or indirectly (a) acquiring or holding any financial or other interest (by investment, contract or otherwise) in any transaction,

operation or activity of the Company, or (b) receiving any personal benefit therefrom (other than indirectly through the ownership of Company stock or participation in the Company’s stock plans);

(6)	Acquiring any interest in property or assets of any kind for the purpose of selling or leasing them to the Company; or

(7)	Developing any personal or other relationship with any person or organization that might interfere with the exercise of impartial judgment in decisions affecting the Company or any employees of the Company.

CORPORATE OPPORTUNITIES & RESOURCES

Employees are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information or position without approval. Without approval, no employee may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly except as otherwise specifically permitted by Company policies.

All employees should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used only for legitimate business purposes, with the exception that Company resources (such as telephone and internet access) may be used for minor personal uses so long as such use is reasonable, does not interfere with the employee’s duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any other Company policy.

BUSINESS RELATIONSHIPS

JDS Uniphase seeks to outperform its competition fairly and honesty. The Company seeks competitive advantages through superior performance, not unethical or illegal business practices. Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair business practice.

Satisfied customers are essential to the Company’s success, and they make a substantial commitment when they place an order with JDS Uniphase. In return for their commitment, customers and potential customers are entitled to honesty and integrity in all their dealings with the Company. Accordingly, Company employees must be certain when making commitments that those commitments can be honored.

Similarly, JDS Uniphase products are sold based on the Company’s reputation for superior products and service. All claims made about products and competitors’ products should be accurate and supportable. Similarly, all employees should be alert to any situation where a competitor may be attempting to mislead customers, or potential customers, about JDS Uniphase products. Appropriate management or the Company’s Legal Department should be informed about any such cases.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what JDS Uniphase can do with another company and what JDS Uniphase can do on its own. Generally, these laws are designed to prohibit agreements or actions that reduce competition and harm consumers. Employees may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers. U.S. and foreign antitrust laws also apply to imports and exports. Employees should consult their supervisor or the Corporate Legal Department should questions arise.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited. The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain advantage with customers or suppliers.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited.

•	No JDS Uniphase employee or agent is permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct other than facilitating payments;

•	Employees may not solicit or accept a kickback or bribe, in any form, for any reason.

•	Absolutely no gifts of any kind may be offered to any government employee. In this context, “gifts” include business meals and standard promotional items of nominal value. Government employees include all employees of government agencies and units, whether federal, state, provincial or local or their non-U.S. and Canadian counterparts in other countries.

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company. Executive officers and directors may not receive loans from the Company, nor may the Company arrange for any loan. A loan to an Executive Officer from a financial institution in ordinary course at normal interest rates prevailing at the time of borrowing is permissible.

POLITICAL CONTRIBUTIONS AND LOBBYING

Company employees are encouraged to participate in the political process on an individual basis, and to support the candidate(s) or issue(s) of individual choice. However, Company contributions to any political parties or candidates are strictly forbidden. “Contributions” includes direct or indirect payments, distributions, loans, advances, deposits, or gifts of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue. While this policy does not prohibit corporate contributions to political action committees, such contributions may be made only with the approval of the Company’s General Counsel. In addition, no Company employee may make a political contribution on behalf of JDS Uniphase or its subsidiaries, or with the appearance that such contribution is being made on behalf of JDS Uniphase or its subsidiaries, unless expressly authorized in writing by the Company’s General Counsel.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

Accurate information is essential to the Company’s ability to meet legal and regulatory obligations and to compete effectively. The Company’s records and books of account shall at all times meet the highest standards and accurately reflect the true nature of the transactions they record.

All JDS Uniphase employees are responsible for the accuracy of their respective records, time sheets and reports. JDS Uniphase employees must not create false or misleading documents or accounting, financial or electronic records for any purpose, and no one may direct an employee to do so. For example, expenses claimed for reimbursement on Company expense reports must conform to the Company Travel Policy, and only appropriate items may be claimed.

No undisclosed or unrecorded account or fund shall be established for any purpose. No disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation or for any purpose other than as described in the documents and then only in accordance with the Company’s disbursements and approvals policies. All employees shall comply at all times with generally accepted accounting principles and the Company’s internal controls.

The Company’s public filings must at all times represent a full, fair, accurate, timely and understandable disclosure of material information. Accordingly, all employees who participate in the preparation of such filings have the responsibility to insure that their contributions are complete, accurate and timely.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. To assist in complying with this policy, the Company has adopted its Policy Regarding Insider Trading and Securities Transactions (Employment Policies and Procedures Policy No. 404) and its Confidential and Proprietary Information policy (Employment Policies and Procedures Policy No. 406), both of which are available on Lightsource. While a short overview of these topics is included in this Code, all employees are responsible for familiarizing themselves with the applicable provisions of both of these critical polices.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public. Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security. Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company. Inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information. Inside information is not limited to information about JDS Uniphase. Rather, it also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law and Company policy. It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade. The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has serious legal consequences, even if the Insider does not receive any personal financial benefit. Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Confidential Information

Employees should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Company or its customers if disclosed.

COMPLIANCE WITH LAWS

Company employees are required to strictly observe all laws and regulations applicable to the Company and our operations. Violations by even one employee can harm the Company’s reputation and ability to carry on business and can compromises the hard work of other employees. Accordingly, all employees have an obligation to be familiar with the basic legal requirements that pertain to his or her duties and responsibilities.

Employees may familiarize themselves with the laws and regulations that apply to their work through on-the-job training, review of applicable Company policies, attending Company courses and presentations and, of course, asking questions of supervisors and the Corporate Legal Department.

CODE COMPLIANCE AND REPORTING

All employees should be alert and sensitive to situations that may violate this Code. Employees who believe that their own conduct or the conduct of others may be in violation of this Code are strongly encouraged to report their concerns. Generally, these concerns should first be raised with immediate supervisors who may be able to provide valuable insights or perspectives pertaining to the conduct in question. Employees who are not comfortable raising concerns with their supervisor or who believe the supervisor has not responded to the matter appropriately should bring their concerns to the attention of their site general manager, any officer of the Company, or directly to the office of the General Counsel or the Chief Financial Officer. If, after this process, the affected employee believes that neither the General Counsel nor the Chief Financial Officer is responding appropriately to the matter, the employee should bring the matter to the attention of the Chairman of the Audit Committee of the Board of Directors. Employees should be assured that the Company will support all available means of reporting.

Reports will be kept as confidential as possible under the circumstances presented by the report and the Company’s obligations under applicable law. While the Company will accept anonymous reports of possible violations, the Company encourages all employees to discuss his or her concerns with a supervisor, general manager or other Company officer with whom such employee is comfortable discussing such matters. Employees who nonetheless feel compelled to submit anonymous reports are encouraged to at least do so in writing to the office of the General Counsel, the Chief Financial Officer or the Chairman of the Audit Committee.

The names and contact information for the General Counsel, the Chief Financial Officer and the Chairman of the Audit Committee are provided at the end of this Code. In addition, employees may communicate directly with the members of the Audit Committee at: auditcommittee@jdsu.com. Any communication sent using this address will be delivered directly to each member of the Audit Committee, but will not be delivered to any member of Company management or any other employee of the Company. Submissions to the Audit Committee through the use of this e-mail address generally will not be anonymous, except if sent from an anonymous external email address.

Any supervisor, general manager, or Company officer who receives a report of a possible violation of this Code or of possible financial or legal misconduct is required to bring the matter to the attention of the office of the General Counsel or the Chief Financial Officer. These offices will, in concert with the Company’s Director of Internal Audit and other appropriate functional departments, investigate possible violations. All material violations of this Policy or matters involving financial or legal misconduct will be reported to the Audit Committee of the Board of Directors on at least a quarterly basis, or more frequently depending upon the level of severity of the violation.

The Company is not legally permitted to and will not retaliate or threaten to retaliate against any employee who in good faith reports a possible violation of this Code or who participates in or cooperates with any investigation of such a report by the Company or any law enforcement agency, whether or not it is determined that an actual violation has occurred. Please note that if the reporting employee was involved in activity that is found to violate this

Code, the employee will be appropriately disciplined for the violation, though a voluntary disclosure may be given favorable consideration in the discipline process.

Employees who violate this Code will be subject to discipline up to and including termination of employment. It is important to note that discipline also may be imposed upon any supervisory employee whose lack of supervision, diligence or awareness of the provisions of this Code directly or indirectly contributed to such violation, who fails to respond appropriately to a report of a possible violation, or who fails to cooperate with any investigation of a reported possible violation. Additionally, any violation of this Code that is also a violation of law may result in criminal prosecution of the employee(s) involved.

CONCLUSION

It has always been, and always will be the Company’s intent to represent and operate within the highest standards of ethics and integrity. This Code was developed to articulate and reinforce these values and to insure that they are clear to all Company employees, stockholders, customers and suppliers. The Company appreciates the commitment of all involved to apply these ethical standards and values to all situations.

No policy or code can be all-inclusive, and the Company recognizes that issues will arise that may not be specifically clearly addressed in this Code. Accordingly, all employees should feel comfortable discussing these issues with their supervisors and Human Resource representatives. JDS Uniphase trusts that all employees will continue to observe the Company’s commitment to the values embodied in this Code, and will continue to reinforce the Company’s reputation for the highest ethics and integrity.

This Code is not an employment contract between JDS Uniphase and its employees, nor does it modify their employment relationship with the Company.